Exhibit 99.1

McDermott Reports Third Quarter 2013 Financial Results

HOUSTON--(BUSINESS WIRE)--November 4, 2013--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported a net loss of $64.1 million, or $0.27 per fully diluted share, for the quarter ended September 30, 2013. These results compared to income of $50.6 million, or $0.21 per fully diluted share, in the corresponding period of 2012. Weighted average common shares outstanding on a fully diluted basis were approximately 236.3 million and 237.9 million in the quarters ended September 30, 2013 and 2012, respectively.

McDermott’s revenues were $686.9 million for the 2013 third quarter compared to $1,028.7 million in the corresponding period of 2012. The year-over-year decrease was primarily due to the completion of several significant projects that were active in the 2012 third quarter. The Company’s operating loss in the 2013 third quarter was $52.7 million compared to operating income of $82.5 million in the 2012 third quarter.

“I am pleased to see our Middle East segment return to profitability this quarter as we demonstrated improved consistency in performance,” said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “Despite our recent challenges, I am optimistic about the future of the Company and the foundation that we have built to address the subsea market.”

Operational Update

In the third quarter, all projects in the Middle East segment contributed to gross profit and were in a profitable position. In October, the Company reached a significant milestone on a previously discussed project in Saudi Arabia and demobilized the major workboats used for the hookup campaign, with the remaining commissioning scheduled for completion in the second quarter of 2014.

On a deepwater Malaysian project in the Asia Pacific segment, the Company experienced vessel mechanical downtime that contributed to $66.0 million of additional project costs. The Company reached a commercial agreement with its customer totaling $33.0 million, partially offsetting the charge, which mitigates weather risk and late delivery penalties. As a result, the Company intends to maintain continuous operations through the monsoon season to install production-critical aspects of the project in 2013. The first of the four installation campaigns was completed in October and project completion is expected in the first half of 2014.

In the Atlantic segment, a loss project at the Company’s Morgan City yard performed ahead of prior quarter estimates and is expected to be completed in the fourth quarter. A fabrication project in Mexico experienced estimated cost increases related to scope growth and schedule extensions during the quarter, resulting in a project loss of $9.0 million.

The third quarter results include approximately $4.0 million of restructuring costs, for a cumulative total of $19.5 million. The Company expects to incur the majority of the remaining $35.5 to $45.5 million in planned restructuring and management charges in the next two quarters.

Contract Backlog Summary

At September 30, 2013, the Company’s backlog was approximately $4.6 billion, compared to $5.1 billion at June 30, 2013. Of the September 30, 2013 backlog, approximately $564.6 million was derived from four projects that are currently in a loss position. In addition, the backlog includes approximately $151.3 million for one project under deferred profit recognition.

At the end of the third quarter, the Company had $9.0 billion in bids outstanding and is targeting approximately $8.9 billion in projects that the Company expects to bid within the next five quarters.

Balance Sheet Summary

As of September 30, 2013, McDermott reported total assets of approximately $3.2 billion. Included in this amount was $318.1 million of cash and cash equivalents, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $226.6 million. In addition, total equity was $1.7 billion, or approximately 55% of total assets, with total debt of $94.1 million.

OTHER INFORMATION

Conference Call

McDermott has scheduled a conference call and webcast related to its third quarter 2013 results on Tuesday, November 5, 2013, at 9:00 a.m. U.S. Central Standard Time. Interested parties may listen over the Internet and download supplemental slides through a link posted in the Investor Relations section of the Company's website. The replay will also be available on the Company's website following the end of the live call.

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national, major integrated and other energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include statements about backlog, bids outstanding, and projects McDermott expects to bid, to the extent such may be viewed as indicators of future revenues, optimism about the future of McDermott and its foundation for the subsea market, expectations on the timing of the execution and completion of existing projects, and the expected range of costs and timing for the recognition of costs related to the Atlantic restructuring and management charges. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the scope or timing of contracts, and contract cancellations, change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Revenues	$686,856	$1,028,745	$2,141,594	$2,645,671

Costs and Expenses:
Cost of operations	686,415	889,823	2,122,488	2,246,961
Selling, general and administrative expenses	46,443	51,834	151,286	145,927
Gain on asset disposals	(763)	(85)	(15,492)	(282)
Restructuring charges	4,040	-	19,502	-

Total costs and expenses	736,135	941,572	2,277,784	2,392,606

Equity in Loss of Unconsolidated Affiliates	(3,375)	(4,692)	(12,967)	(11,026)

Operating Income (Loss)	(52,654)	82,481	(149,157)	242,039

Other Income:
Interest income, net	363	996	1,133	4,215
Gain on foreign currency-net	4,460	488	10,838	11,185
Other income (expense)-net	1,062	242	1,813	(288)

Total other income	5,885	1,726	13,784	15,112

Income (loss) from continuing operations before provision for income taxes and noncontrolling interests	(46,769)	84,207	(135,373)	257,151

Provision for Income Taxes	12,278	29,916	45,493	87,004

Income (loss) from continuing operations before noncontrolling interests	(59,047)	54,291	(180,866)	170,147

Total income from discontinued operations, net of tax	-	-	-	3,497

Net Income (Loss)	(59,047)	54,291	(180,866)	173,644

Less: Net Income Attributable to Noncontrolling Interests	5,023	3,679	12,074	7,535

Net Income (Loss) Attributable to McDermott International, Inc.	$(64,070)	$50,612	$(192,940)	$166,109

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except share and per share amounts)

Income (loss) from continuing operations less noncontrolling interests	$(64,070)	$50,612	$(192,940)	$162,612
Total income from discontinued operations, net of tax	-	-	-	3,497

Net income (loss) attributable to McDermott International, Inc.	$(64,070)	$50,612	$(192,940)	$166,109

Weighted average common shares (basic)	236,257,920	235,817,203	236,132,847	235,568,889
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	-	2,049,797	-	1,984,574

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	236,257,920	237,867,000	236,132,847	237,553,463

Basic earnings per share:
Income (loss) from continuing operations less noncontrolling interests	(0.27)	0.21	(0.82)	0.69
Income from discontinued operations, net of tax	-	-	-	0.01
Net income (loss) attributable to McDermott International, Inc.	(0.27)	0.21	(0.82)	0.70

Diluted earnings per share:
Income (loss) from continuing operations less noncontrolling interests	(0.27)	0.21	(0.82)	0.68
Income from discontinued operations, net of tax	-	-	-	0.01
Net income (loss) attributable to McDermott International, Inc.	(0.27)	0.21	(0.82)	0.69

SUPPLEMENTARY DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Depreciation & amortization expense	$20,796	$20,082	$60,114	$65,956
Drydock amortization	$4,248	$7,999	$14,179	$21,606
Capital expenditures	$80,922	$47,623	$225,397	$179,284
Backlog	$4,610,675	$5,339,755	$4,610,675	$5,339,755

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$282,370	$640,147
Restricted cash and cash equivalents	18,488	18,116
Accounts receivable-trade, net	341,458	428,800
Accounts receivable-other	110,252	75,461
Contracts in progress	586,120	560,154
Deferred income taxes	11,184	9,765
Assets held for sale	1,396	2,679
Other current assets	40,959	54,667

Total Current Assets	1,392,227	1,789,789

Property, Plant and Equipment	2,337,706	2,115,176
Less accumulated depreciation	(865,897)	(833,385)

Net Property, Plant and Equipment	1,471,809	1,281,791
Investments	17,282	26,750
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	26,753	37,435
Assets Held for Sale	12,243	26,758
Other Assets	195,765	129,902

Total Assets	$3,157,281	$3,333,627

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$41,037	$14,146
Accounts payable	371,674	400,007
Accrued liabilities	393,024	369,418
Advance billings on contracts	312,268	241,696
Deferred income taxes	18,119	10,758
Income taxes payable	29,530	76,986

Total Current Liabilities	1,165,652	1,113,011

Long-Term Debt	53,104	88,562
Self-Insurance	26,696	22,641
Pension Liability	24,057	25,069
Other Liabilities	149,320	132,239
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 243,941,008 and 243,442,156 shares at September 30, 2013 and December 31, 2012, respectively	243,941	243,442
Capital in excess of par value	1,405,289	1,391,271
Retained earnings	252,816	445,756
Treasury stock, at cost, 7,665,632 and 7,574,903 shares at September 30, 2013 and December 31, 2012, respectively	(98,690)	(98,725)
Accumulated other comprehensive loss	(129,235)	(94,413)

Stockholders’ Equity—McDermott International, Inc.	1,674,121	1,887,331
Noncontrolling Interests	64,331	64,774

Total Equity	1,738,452	1,952,105

Total Liabilities and Equity	$3,157,281	$3,333,627

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2013	2012
	(In thousands)
Cash Flows From Operating Activities:
Net income (loss)	$(180,866)	$173,644
Less: Income from discontinued operations, net of tax	-	3,497

Income (loss) from continuing operations	$(180,866)	$170,147
Non-cash items included in net income:
Depreciation and amortization	60,114	65,956
Drydock amortization	14,179	21,606
Equity in loss of unconsolidated affiliates	12,967	11,026
Gain on asset disposals and impairments-net	(15,492)	(282)
Restructuring charges	12,940	-
Provision (benefit) from deferred taxes	(3,761)	3,929
Other non-cash items	14,817	17,779
Changes in assets and liabilities, net of effects from dispositions:
Accounts receivable	50,206	(113,460)
Net contracts in progress and advance billings on contracts	44,601	(225,340)
Accounts payable	(27,953)	58,675
Accrued and other current liabilities	3,038	66,125
Pension liability and accrued postretirement and employee benefits	(29,196)	17,322
Derivative instruments and hedging activities	(46,270)	(4,880)
Other assets and liabilities	(77,434)	21,046

Net Cash Provided By (Used In) Operating Activities-Continuing Operations	(168,110)	109,649

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(225,397)	(179,284)
Increase in restricted cash and cash equivalents	(372)	(1,112)
Purchases of available-for-sale securities	(9,886)	(82,735)
Sales and maturities of available-for-sale securities	39,210	164,807
Proceeds from the sale and disposal of assets	37,189	405
Other investing activities, net	(8,503)	(2,305)

Net Cash Used In Investing Activities-Continuing Operations	(167,759)	(100,224)
Net Cash Provided By Investing Activities-Discontinued Operations	-	60,671

Total Cash Used In Investing Activities	(167,759)	(39,553)

Cash Flows From Financing Activities:
Increase in debt	80,000	19,033
Payment of debt	(88,567)	(4,482)
Noncontrolling interests distributions and other	(12,493)	(15,728)
Other financing activities, net	(1,033)	(2,642)

Net Cash Used In Financing Activities-Continuing Operations	(22,093)	(3,819)

Effects of exchange rate changes on cash and cash equivalents	185	1,663

Net increase (decrease) in cash and cash equivalents	(357,777)	67,940
Cash and cash equivalents at beginning of period	640,147	570,854

Cash and cash equivalents at end of period-Continuing Operations	$282,370	$638,794

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Steven D. Oldham, (281) 870-5147
Vice President, Treasurer and Investor Relations
soldham@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com